Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS RESULTS FOR THE THREE-MONTH PERIOD ENDED MARCH 31, 2017

MELVILLE, N.Y., May 11, 2017 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three-month period ended March 31, 2017. Its revenue from continuing operations was $13,216,000, compared to $14,499,000 reported in the same period in 2016. The Company is reporting a first quarter 2017 loss from continuing operations before income taxes of $84,000, compared to income before income taxes from continuing operations of $109,000 for the first quarter of 2016. After giving effect to income taxes, the Company is reporting a net loss from continuing operations of $60,000, compared to net income from continuing operations of $66,000 for the first quarter of 2016. During the first quarter of 2017, there were no discontinued operations, whereas for the first quarter of 2016, the Company reported net income from discontinued operations of $12,257,000, of which $12,185,000 was from the gain on sale of Nationwide Industries, Inc., which occurred in February 2016.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Although our results for the first quarter of 2017 are less than those of a year ago, we are very encouraged about the future. At Florida Pneumatic, we are beginning to see some indications that the markets to which it offers its industrial and catalog products to, appears to be strengthening. In addition, both The Home Depot and AIRCAT should continue to be steady contributors to our revenue and earnings.”

Mr. Horowitz continued, “As announced in our press release on April 6th of this year, we completed the acquisition of the Jiffy Air Tool Inc. business. Jiffy is one of the preeminent brands of air tools used to manufacture commercial jets and other aircraft, both in North America and internationally. As Jiffy is a subsidiary of Florida Pneumatic, its financial results will be consolidated with those of Florida Pneumatic, moving forward. This acquisition expands our product offering in the aerospace sector of the pneumatic tool market and gives us even greater horizontal integration to a portion of our customer base. Additionally, we believe we have a significant opportunity to enhance Jiffy’s growth due to the manufacturing, marketing and engineering resources and expertise provided by our other companies. The acquisition of the Jiffy Air Tool business, I believe, is clear evidence of our ongoing resolve to expand P&F’s presence in the air tools and related accessories markets."

Mr. Horowitz further added, “With respect to Hy-Tech, a primary factor for the shortfall in revenue this quarter, compared to the same period a year ago, is the reduction in shipments to a customer acquired in the ATSCO acquisition that has, since mid-2016, dramatically reduced its purchases. We believe the decline in orders from this customer has been caused primarily due to their possessing excess tools and parts, which they market to the depressed oil and gas sector. However, I am pleased to report that orders from this customer have begun to significantly improve. Further, our ongoing effort to develop new markets, where we can exploit our manufacturing expertise, is beginning to show positive results. Although Hy-Tech’s revenue may have declined this quarter, compared to the first quarter of 2016, its gross margin and gross profit has improved over such periods.

Lastly, Hy-Tech, with its new president and reenergized management team is extremely optimistic about future opportunities. They have started to turn the business around and, as a result, its open order status has improved by more than fifty percent compared to this time a year ago.”

The Company will be reporting the following.

	Three months ended March 31
			Decrease
	2017	2016	$	%

Florida Pneumatic	$10,509,000	$10,830,000	$(321,000)	(3.0)%
Hy-Tech	2,707,000	3,669,000	(962,000)	(26.2)

Consolidated	$13,216,000	$14,499,000	$(1,283,000)	(8.8)%

1

Florida Pneumatic

Florida Pneumatic markets its air tool products to three primary sectors within the pneumatic tool market; retail, industrial/catalog and the automotive market. It also generates revenue from its Berkley products line as well as a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2017		2016		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$5,353,000	50.9%	$5,549,000	51.2%	$(196,000)	(3.5)%
Automotive	3,613,000	34.4	3,721,000	34.4	(108,000)	(2.9)
Industrial/catalog	1,334,000	12.7	1,357,000	12.5	(23,000)	(1.7)
Other	209,000	2.0	203,000	1.9	6,000	3.0
Total	$10,509,000	100.0%	$10,830,000	100.0%	$(321,000)	(3.0)%

The decline in Florida Pneumatic’s first quarter 2017 Retail revenue presented in the table above was driven primarily by a 7.1% reduction in shipments to Sears this quarter, compared to the same period in 2016, and a 2.3% drop in revenue attributable to The Home Depot. When comparing the three-month periods ended March 31, 2017 and 2016, our Automotive revenue, which consists primarily of sales of our AIRCAT product line, declined by 2.9%. Revenue in USD from our UAT division, headquartered in the United Kingdom, is also included in our Automotive revenue. UAT revenue in local currency (GBP), increased 8.2% this quarter compared to the same period in 2016, however when converted to USD its revenue declined 6.4% or approximately $47,000, due to a 13.6% decline in the foreign currency exchange rate. Lastly, although our Industrial/catalog revenue declined the first quarter of 2017, compared to the same period a year ago, revenue for this sector began to improve during the third quarter of 2016. However no assurance can be given that this trend will continue.

Hy-Tech

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, including the ATSCO product line, as well as distributes a complementary line of sockets, which in the aggregate are referred to as “ATP”. Hy-Tech Machine also manufactures products primarily marketed to the mining, construction and industrial manufacturing sectors. These products along with gears, sprockets, splines, and hydraulic stoppers are aggregated as “Other”.

	Three months ended March 31,
	2017		2016		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,406,000	88.9%	$3,406,000	92.8%	$(1,000,000)	(29.4)%
Other	301,000	11.1	263,000	7.2	38,000	14.4
Total	$2,707,000	100.0%	$3,669,000	100.0%	$(962,000)	(26.2)%

Approximately $686,000 of the decline this quarter of ATP revenue, compared to the same period a year ago, is due to a large customer that was acquired in the ATSCO acquisition dramatically reducing its purchases. We believe the decline in orders from this customer is due primarily to their possessing excess tools and parts, which they market to the oil and gas sector. Further, as mentioned in previous filings, we significantly curtailed our shipment of very low gross margin tools to one customer, accounting for $157,000 of the decline in ATP revenue. The largest component of Hy-Tech’s revenue is derived from the oil and gas sector. Currently this revenue, which accounts for approximately 30% to 35% of their total revenue, is driven by a number of factors, such as, the number of off-shore rigs located in the Gulf of Mexico, “turn-arounds” or plant maintenance activities and land rigs. During the first quarter of 2017, according to Baker Hughes Incorporated, the number of off-shore rigs in operation at March 31, 2017 was 22, compared to 26 in operation on March 31, 2016. While the number of land rigs has increased recently, we believe that there remains excess inventory of tools and spare parts. Additionally, we believe that the turn-around activities continue to lag, compared to historic levels, further negatively impacting Hy-Tech’s revenue. Further, we believe lower-priced imported tools and spare parts are impacting the marketplace. However, at March 31, 2017, Hy-Tech’s backlog increased approximately 50%, compared to a year ago, with orders from both existing and new customers. In 2016 we began to pursue alternate markets where we believe we can exploit our manufacturing expertise, and develop different applications for our tools, motors and accessories. We believe the development of this new marketing strategy has provided an opportunity to generate revenue from the new markets in 2017. Revenue from these new sources during the first quarter of 2017 was approximately $203,000, and is included in the ATP grouping. At March 31, 2017, Hy-Tech had more than $460,000 in orders for products within this new initiative.

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Gross profit / margin

	Three months ended March 31,				Increase (decrease)
	2017		2016		Amount		%
Florida Pneumatic	$4,119,000		$4,124,000		(5,000)		(0.1)%
As percent of respective revenue		39.2%		38.1%	1.1	%pts
Hy-Tech	$854,000		$1,092,000		(238,000)		(21.8)
As percent of respective revenue		31.5%		29.8%	1.7	%pts
Total	$4,973,000		$5,216,000		(243,000)		(4.7)%
As percent of respective revenue		37.6%		36.0%	1.6	%pts

Florida Pneumatic’s first quarter of 2017 gross margin improvement over the same period a year ago was driven primarily by improved product mix. The increase of 1.7 percentage points in Hy-Tech’s first quarter of 2017 gross margin, compared to the same period in 2016, was also driven primarily by product mix.

Selling and general and administrative expenses

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2017, our SG&A was $5,047,000, compared to $5,019,000 for the same three-month period in 2016. The increase was due in large part to an increase of $201,000 of professional fees and other related expenses incurred during the three-month period ended March 31, 2017, primarily due to the acquisition of Jiffy Air Tool, Inc., and our on-going merger and acquisition efforts. This increase was partially offset by the reduction this quarter compared to the same period a year ago in depreciation and amortization expenses of $107,000, due primarily to the impairment of intangible assets of Hy-Tech related to both its original acquisition in 2007 and the acquisition of ATSCO in 2014. Variable expenses declined this quarter by $12,000, compared to the same period in 2016. Our compensation expense, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, declined $12,000.

Other income – net

The real property that generated $14,000 of Other income – net during the three-month period ended March 31, 2016, was sold in November 2016. As such, there is no income of a similar nature for the first quarter of 2017.

Interest

	Three months ended March 31,		Decrease
	2017	2016	Amount	%
Interest expense attributable to:
Short-term borrowings	$1,000	$3,000	$(2,000)	(66.7)%
Term loans, including Capital Expenditure Term Loans	-	1,000	(1,000)	(100.0)
Amortization expense of debt issue costs	9,000	98,000	(89,000)	(90.8)

Total	$10,000	$102,000	$(92,000)	(90.2)%

3

In accordance with accounting guidance we have reported our short-term and term loan interest expense incurred during the period January 1, 2016 through February 11, 2016, which was the effective date of sale of Nationwide, in Discontinued operations. Further, as the result, of the Company and the Bank agreeing to significantly modify the Credit Agreement, we were required to write down and recognized as interest expense, the deferred financing costs associated with the then existing Credit Agreement. As such, $80,000 is included in amortization expense of debt financing costs in our interest expense for the three-month period ended March 31, 2016.

Primarily the result of the sale of Nationwide and the real property located in Tampa Florida, occurring in February and November 2016, respectively, our bank borrowings have, during the first quarter of 2017, been minimal. As a result, our average balance of short-term borrowings during the three-month period ended March 31, 2017, was $103,000, compared to $5,227,000 during the same three-month period in 2016.

However, as the result of the acquisition of Jiffy Air Tool Inc. in April 2017, our Revolver, (as defined below) or short-term borrowings will increase in future periods.

Income taxes

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis, and may change in subsequent interim periods. Accordingly, our effective tax rate for the three-month period ended March 31, 2017 was benefit of 28.6%, compared to the effective tax provision rate of 39.4% for the three-month period ended March 31, 2016. The Company’s effective tax rates for both periods were affected primarily by state taxes, non-deductible expenses and foreign tax rate differentials.

Discontinued operations - 2016

Nationwide’s results of operations in our consolidated financial statements presents their revenue and cost of goods sold for the period January 1, 2016 through February 11, 2016. The SG&A incurred during the same period includes that of Nationwide plus $19,000 of expenses incurred at the corporate level that is specifically attributable to Nationwide. In accordance with current accounting guidance, we included, as part of discontinued operations, all interest expense incurred attributable to our Bank borrowings during the period January 1, 2016 through February 11, 2016. We recognized a gain of $12,185,000, on the sale of Nationwide during the three-month period ended March 31, 2016, which represented the difference between the adjusted net purchase price and the carrying value of Nationwide.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	March 31, 2017	December 31, 2016
Working Capital	$28,409,000	$28,373,000
Current Ratio	6.60 to 1	5.60 to 1
Shareholders’ Equity	$47,388,000	$47,590,000

Credit facility

In October 2010, we entered into a Loan and Security Agreement (“Credit Agreement”) with an affiliate of Capital One, National Association (“Capital One”, or the “Bank”). The Credit Agreement provides for Revolver borrowings under which are secured by the Company’s accounts receivable, mortgages on its real property (“Real Property”), inventory and equipment. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross-guaranteed by certain other subsidiaries.

At our option, Revolver borrowings will bear interest at either LIBOR (“London InterBank Offered Rate”) or the Base Rate, as the term is defined in the Credit Agreement, plus the Applicable Margin, as defined in the Credit Agreement. The interest rate, either LIBOR or Base Rate, which is added to the Applicable Margin, is at the option of the Company, subject to limitations on the number of LIBOR borrowings.

4

Contemporaneously with the sale of Nationwide in February 2016, we entered into a Consent and Second Amendment to the Restated Loan Agreement (the “2016 Amendment”) with Capital One. The 2016 Amendment, among other things, provided the Bank’s consent to the transactions contained in the Stock Purchase Agreement and the repurchase of certain shares and amended the Restated Loan Agreement by: (a) reducing the aggregate Commitment (as defined in the Restated Loan Agreement) to $11,600,000; (b) reducing the Term Loan A to $100,000; (c) reducing the Revolver Commitment to $10,000,000 (less the new Term Loan A balance of $100,000); (d) reducing the Capex Loan Commitment to $1,600,000; (e) modifying certain financial covenants; (f) lowering interest rate margins and fee obligations, and (g) extending the expiration of the Credit Agreement to February 11, 2019.

The net funds provided by the sale of Nationwide of approximately $18,700,000 were used to pay down the Revolver, the Cap-Ex loans and the Term Loan A; however, the Amendment provided for $100,000 to remain outstanding under the Term Loan A, rather than pay it off in full so that the Company and Capital One could facilitate potential increased future term loan borrowings more inexpensively and efficiently.

At March 31, 2017 and December 31, 2016, we had no Revolver borrowings outstanding. Applicable LIBOR Margins in effect as of March 31, 2017 and December 31, 2016 was 1.50%. The Applicable Base Rate Margins in effect as of March 31, 2017 and December 31, 2016 was 0.50%.

Contemporaneously with the acquisition of the Jiffy Air Tool, Inc. business, the Company entered into a Second Amended and Restated Loan and Security Agreement, effective as of the Closing Date (the “Second Amended and Restated Loan Agreement”), with Capital One. The Second Amended and Restated Loan Agreement amended and restated the 2016 Amendment.

The Second Amended and Restated Loan Agreement, among other things, amended the Credit Agreement by: (1) increasing the maximum amount the Company can borrow under the Revolver Commitment (as defined in the Second Amended and Restated Loan Agreement) from $10,000,000 to $16,000,000, subject to certain borrowing base criteria, and (2) modifying certain borrowing base criteria as well as financial and other covenants.

We believe that should a need arise whereby the current credit facility is insufficient, we can borrow additional amounts against our Real Property, as well as secure additional funds.

Cash flows

During the three-month period ended March 31, 2017, our net cash decreased to $1,413,000 from $3,699,000 at December 31, 2016.   Our total bank debt at March 31, 2017 and December 31, 2016 was $100,000. Our reduction in debt is primarily due to the sale of Nationwide. The total debt to total book capitalization (total debt divided by total debt plus equity) at March 31, 2017 and December 31, 2016 was 0.2%.

In March 2016, our Board of Directors approved the initiation of a dividend policy under which the Company intends to declare quarterly cash dividends to its stockholders in the amount of $0.05 per quarter. During the three-month period end March 31, 2017, our Board of Directors voted to approve the payment of a quarterly dividend. As such in February 2017, we paid a $0.05 per share dividend to the shareholders of record as of February 2017. The total of such dividend payment was $180,000. The Company continues to maintain the dividend policy; however, the declaration of dividends under this policy going forward is dependent upon the Company’s financial condition, results of operations, capital requirements and other factors deemed relevant by the Company’s board of directors.

During the three-month period ended March 31, 2017, we used $231,000 for capital expenditures, compared to $242,000 during the same period in the prior year.  Capital expenditures for the balance of 2017 are expected to be approximately $693,000, some of which may be financed through our credit facilities or financed through independent third party financial institutions. The remaining 2017 capital expenditures will likely be for machinery and equipment, tooling and computer hardware and software.

We believe that net cash flows from operations, plus the more than likely receipt in August 2017 of approximately $2,100,000 of escrow funds from the sale of Nationwide and available borrowings under our Credit Facility should provide sufficient cash to fund our consolidated cost structure for at least the next twelve months.

5

Customer concentration

Florida Pneumatic has two customers, Sears and The Home Depot that, in the aggregate, at March 31, 2017, and December 31, 2016, accounted for 48.5% and 53.5%, respectively of our accounts receivable. To date, these customers remain at or close to complying with their payment terms. Further, these two customers in the aggregate, accounted for 40.5% of our revenue for the three-month period ended March 31, 2017, compared to 38.3%, for the same three-month period in 2016. As mentioned in prior filings, we have elected not to renew an agreement with Sears, which will terminate September 30, 2017. We believe the loss of Sears’s revenue will have a negative impact on our financial condition, but will not affect our ability to remain a going concern.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for today, May 11, 2017, at 11:00 A.M., Eastern Time, to discuss its first quarter of 2017’s results and financial condition. Investors and other interested parties who wish to listen to or participate can call 866-548-2693. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 12, 2017.

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, manufactures and/or imports air-powered tools and accessories, sold principally to the retail, industrial, automotive and aerospace markets. P&F’s products are sold under its own trademarks and other trade names, as well as under the private labels of major manufacturers and retailers.

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Forward Looking Statements.

Statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute forward looking statements within the meaning of the Reform Act. Any forward-looking statements contained in this press release and those contained in the comments of management, including those related to the Company's future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, those relating to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Supply chain disruptions;
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
Assets
Cash	$1,413	$3,699
Accounts receivable - net	8,628	7,906
Inventories	20,243	19,901
Prepaid expenses and other current assets	3,197	3,030

Total current assets	33,481	34,536

Net property and equipment	7,001	7,089
Goodwill	3,899	3,897
Other intangible assets - net	6,407	6,606
Deferred income taxes - net	1,863	1,793
Other assets – net	103	130
Total assets	$52,754	$54,051

Liabilities and Shareholders’ Equity
Short-term borrowings	$ ---	$ ---
Accounts payable	2,458	2,398
Accrued compensation and benefits	654	1,733
Accrued other liabilities	1,952	2,019
Current maturities of long-term debt	8	13

Total current liabilities	5,072	6,163

Long-term debt, less current maturities	89	88
Other liabilities	205	210

Total liabilities	5,366	6,461

Total shareholders' equity	47,388	47,590

Total liabilities and shareholders' equity	$52,754	$54,051

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF (LOSS) INCOME  (Unaudited)

	Three Months Ended March 31,
(In Thousand $)	2017	2016

Net revenue	$13,216	$14,499
Cost of sales	8,243	9,283
Gross profit	4,973	5,216
Selling, general and administrative expenses	5,047	5,019
Operating (loss) income	(74)	197
Other income -net	---	14
Interest expense	(10)	(102)
(Loss) income from continuing operations before income taxes	(84)	109
Income tax (benefit) expense	(24)	43
(Loss) income from continuing operations	(60)	66

Net income from discontinued operations, net of tax of $-0- and $38, for the three-month periods ended March 31, 2017 and 2016.	---	72
Gain on sale of discontinued operations, net of tax benefits of $-0- and $141 for the three-month periods ended March 31, 2017 and 2016.	-	12,185
Net income from discontinued operations, net of tax	---	12,257
Net (loss) income	$(60)	$12,323

P&F INDUSTRIES INC. AND SUBSIDIARIES

(LOSS) EARNINGS PER SHARE (Unaudited)

	Three Months Ended March 31,
	2017	2016
Basic (loss) earnings per share
Continuing operations	$(0.02)	$0.02
Discontinued operations	---	3.40
Net (loss) income	$(0.02)	$3.42

Diluted (loss) earnings per share
Continuing operations	$(0.02)	$0.02
Discontinued operations	---	3.24
Net (loss) income	$(0.02)	$3.26

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE

INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

FROM CONTINUING OPERATIONS

(Unaudited)

(In Thousands $)	For the Three-Months Ended March 31,
	2017	2016
Net (loss) income from continuing operations	$(60)	$66
Add:
Depreciation and amortization	525	717
Interest expense	10	102
(Benefit) provision for income taxes	(24)	43

EBITDA (1)	$451	$928

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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